EXHIBIT 99
                                                                      ----------
[LOGO]THE NAUTILUS GROUP

FOR IMMEDIATE RELEASE

CONTACTS: The Nautilus Group, Inc.          Investor Relations Inquiries:
          ------------------------          -----------------------------
          Rod Rice                          John Mills
          Chief Financial Officer           Integrated Corporate Relations, Inc.
          360-694-7722                      310-395-2215--203-222-9013


               THE NAUTILUS GROUP UPDATES INFORMATION ON POWER PRO
                   SAFETY REINFORCEMENT (RECALL) KIT MAILING

                       EXPECTS NO EFFECT ON 2004 EARNINGS

VANCOUVER, Wash., January 29, 2004 (BUSINESS WIRE) -- The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, in cooperation with the U.S. Consumer Product Safety Commission (CPSC), today announced a voluntary product safety reinforcement (recall) program relating only to the Bowflex Power Pro model with Lat Tower attachment.

In December 2003, Nautilus filed a Form 8-K with the SEC detailing the expected financial effects of this safety reinforcement program. In that filing the Company confirmed that its retailers had been informed of the safety reinforcement program and that the Company would be implementing this program specifically for Bowflex Power Pro exercise machines that are equipped with a lat tower attachment. This safety reinforcement program does not include Power Pro models without the lat tower attachment nor does it include any models of the Bowflex Motivator, Ultimate, Xtreme or Versatrainer.

There have been approximately 70 cases of incidents related to either the bench or the lat tower on power pro units with the lat tower attachment. This represents approximately .02% of units sold under the Power Pro designation and less than .01% of the Bowflex line.

President and CEO Gregg Hammann stated " We have been working collaboratively with the CPSC on the upgrade kit to send to customers who purchased this particular unit. Both the CPSC and The Nautilus Group have been working to insure we take care of our customers in an aggressive fashion. We have a reputation of building quality fitness equipment and when we have an issue we want to manage it aggressively. This kit is easy to install and will reinforce the product to insure that it is completely safe.

I want to reiterate to shareholders that we took a reserve of $3 million to cover the anticipated expenses associated with this recall in 2003. Thus, the reinforcement kit and mailing will not have an impact on our 2004 earnings."

The Company is contacting its customers to notify them how they can obtain a free safety reinforcement kit.

Nautilus maintains its previously issued first quarter earnings guidance of $0.18-$0.20 per share and expects the recall to have no effect on 2004 earnings or beyond.




ABOUT THE NAUTILUS GROUP

The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn, Bowflex, StairMaster and Trimline brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.



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This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, distribution channels and new product introductions. Factors that could cause The Nautilus Group's actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.